Exhibit 10.6

Agreement

Made and signed in Jerusalem on July 8, 2012

Between:                           The Government of Israel on behalf of the State of Israel

represented by Michal Abadi-Boiangiu, the accountant general and Mr. Avi Gabay, senior deputy accountant general

of 1 Kaplan Street, Jerusalem

(hereinafter – the State)

of the first part

And:                                                   The Dead Sea Works Ltd.

represented by Mr. Dani Chen, CEO, Dead Sea Works, Ltd.

and Mr. Noam Goldstein, manager , Meshivim Division

(hereinafter — DSW)

Of the second part

Whereas                               on January 1, 2012 government resolution number 4060 was passed in the matter of “Implementing the permanent protection project at the Dead Sea and its financing and increasing the royalties paid to the state” (hereinafter — the Government Resolution), which contains this solution agreed upon between the Ministry Finance and DSW; and

Whereas                               the Government Resolution states that further to the announcement of the prime minister, the minister of the interior and the minister of finance, in accordance with the powers vested in them under the Planning and Building Law, 5725-1965 (hereinafter the Planning and Building Law), the project, including the new pumping station, is an infrastructure project of national importance which will be promoted in the Committee for National Infrastructures (hereinafter — CNI) in accordance with the schedules in the Planning and Building Law; and

Whereas                               The Government Resolution, in accordance with section 76B(C) of the Planning and Building Law, empowers DSW to serve as the promoter for the purpose of advancing the planning processes of the full harvest component and the new pumping station in the CNI and it has instructed the CNI chairman and DSW to make every effort so that the plan required for implementing this resolution will become effective by June 30, 2013; and

Whereas                               in the Government Resolution, the government determined that it sees no need at present for making additional changes in its specific fiscal policy in connection with

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Accountant General’s Division	Dead Sea Works Ltd.
Ministry of Finance	/s/ Noam Goldstein
/s/ Avi Gabai

mining the minerals at the Dead Sea, including their commercial exploitation and, therefore, for the present, it will not initiate, and it will oppose, as the case may be, bills in this matter; and

Whereas                               the Government Resolution has charged the accountant general at the Ministry of Finance with reaching a detailed agreement with DSW in accordance with the outline agreed upon between the parties;

The following has therefore been agreed and stipulated between the parties:

1.              Preamble and appendices

1.1             The preamble and appendices to this Agreement constitute an integral part hereof.

1.2             The section headings are designed solely for the sake of convenience and may not be used to interpret the Agreement.

2.              Appendices to this Agreement

2.1             Appendix A — the components of the full harvest project, which constitute both an investment in this project and the current expenses until the end of the franchise period.

2.2.          Appendix B — accompanying appendix.

2.3.          Appendix C — location and measurement method of the water level in pool 5.

3.              The project

3.1             The project is a project for the full harvest of the salt in pool no. 5, which includes the components specified in Appendix A to the Agreement (hereinafter — the Project).

3.2             As a result of the Project, from the beginning of 2017, the water level in pool no. 5 will not rise above a height of +15.1 in the Dead Sea Works network.

3.3             it is agreed that the height of the embankments on the western shore will not rise, under any circumstances, above a height of +16.5 in the Dead Sea Works network, all in accordance with the decision of the relevant planning institution.

3.4             It is agreed that the initiation and promotion of the Project in the CNI or in any other

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Accountant General’s Division	Dead Sea Works Ltd.
Ministry of Finance	/s/ Noam Goldstein
/s/ Avi Gabai

relevant planning institution, its planning and implementation in accordance with the provisions of this agreement, are in the sphere of responsibility and handling of DSW.

3.5             If there should be any substantive deviation from the schedules for implementing the Project as a result of non-approval of the Project plan in the planning institutions, which derived from planning requirements that deviate from that stated in Appendix A or as a result of judicial decisions that caused a delay of at least one year in making the Project plan effective in the planning institutions, notwithstanding the fact that DSW fulfilled all the obligations, the instructions and the rules specified and required by the CNI, the rise in the water level beyond that set forth in section 3.2 above, or the rise in the height of the embankments on the western shores as a result of this, beyond that stated in section 3.3 above, will not be deemed a breach of this Agreement, provided that these rises were given approval by the planning authorities and DSW will bear all the costs and damages that will be caused as a result of said rises. Nothing stated will constitute support for DSW’s demand to raise the level, to raise the height of the embankments or to prevent the State from opposing this in the relevant planning committee. DSW will not be given any compensation for deviating from the schedules for implementing the Project.

4.              Funding

4.1             In accordance with DSW’s calculation, the estimated comprehensive cost of the Project, as of October 2010, is NIS 3.8 billion, pursuant to a 7% rate of capitalization. This amount is linked to the index (October 2010). DSW will bear the amount of NIS 3.04 billion, linked to the index (October 2010) and bearing annual interest at the rate of 7% (as of January 1, 2012). The State will bear, at the most, the cost of NIS 0.76 billion, linked to the index (October 2010) and bearing annual interest of 7% (as of January 1, 2012). If the cost of the Project decreases in relation to the estimate, the State’s participation will decrease accordingly.

4.2             In the event of a joint infrastructure that is meant to serve the Project and an additional project (e.g., the pumping station) the division of costs between the two projects will be determined by consent between DSW and the State, and for this purpose each party will provide the relevant information in its possession. It is clarified that nothing in the aforementioned will increase the amount of the State’s participation in the Project.

4.3             The State’s participation in funding the Project will be as follows: DSW will submit to the State, up to 45 days from the end of each calendar year, a report audited by an outside accountant of DSW, itemizing the Project’s costs up to the end of the year that has passed, in accordance with the components of the Project specified in Appendix A. The payment per demand submitted to the State by DSW will not exceed 20% of the total cumulative expenses that were received for an invoice or billing order (including

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Accountant General’s Division	Dead Sea Works Ltd.
Ministry of Finance	/s/ Noam Goldstein
/s/ Avi Gabai

internal billing orders) and have been registered in DSW’s account books by the end of the calendar year that passed, and for which no bill was submitted in the past. The State will pay to DSW an advance in the amount of 75% of the payment demand within 30 days from the date of the demand. Within 60 additional days, in which the approval of the Dead Sea Preservation Government Company Ltd. (hereinafter — DSPC) and the accountant general will be given for the implementation of actions by DSW, the State will pay the balance of the payment demand. To the aforementioned payments will be added VAT, if transfer of the amount to DSW will be subject to VAT.

4.4             If it should transpire that a certain amount was paid by the State for an expense that does not belong to the Project, or that was not debited in DSW’s account books (including a debit for which a credit was later made), DSW will refund to the State the excess amounts paid by the State to DSW within 14 business days from the date of the demand, with the addition of accountant general’s interest. To preclude doubt, it is clarified that payments demands will be submitted by DSW after reduction of the amounts for which credit notes were received during the period of the payment demand, including credit notes relating to prior payments, if any.

5.              Deviations from the Project cost

5.1             An increase in the Project costs, as stated in section 4.1, which do not arise from decisions of the planning committee, as stated below in section 5.2, will be borne in full by DSW and paid thereby.

5.2             If the planning committees make a planning decision that constitutes a deviation from the cost of the Project, as stated in section 4.1, the State will participate in funding 20% of the additional cost beyond a deviation of NIS 100 million from the cost of the Project that was approved by the State (i.e., NIS 3.8 billion) up to a deviation of NIS 1,000 million. As stated, for a deviation of up to NIS 100 million no payment will be made, for a deviation of NIS 200 million the amount of NIS 20 million will be paid and for a deviation of NIS 1,000 and above the amount of NIS 180 million will be paid, and no more.

5.3             It is clarified that the provisions of section 5.2 will also apply with regard to planning deviations in the matter of the new pumping station, compared with the plan to be agreed with the DSPC, which affect the Project costs, and solely with regard to the effect on the Project costs.

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Accountant General’s Division	Dead Sea Works Ltd.
Ministry of Finance	/s/ Noam Goldstein
/s/ Avi Gabai

6.              Monitoring implementation of the Project

6.1             Beginning on January 1, 2017, the level in pool 5 will be measured in accordance with that stated in Appendix C.

6.2             If, after the date set forth in section 6.1, the level in pool 5 has risen above +15.1 in the DSW network, the State will not pay the relative part of the current expenses connected with the Project for the period in which the level rose as stated, in accordance with the following calculation:

{X/365}*Y

X –          the number of days in a particular year in which the level in pool 5 rose above the height of +15.1 in the DSW network.

{ –             The cumulative amount of the current expenses of the Project in that particular year.

6.3             The accounting records of the Project will be implemented in separate dedicated accounts in a manner that enables full management and control of all the Project expenses and in accordance with the provisions of section 1 in Appendix B.

6.4             The DSPC will be allowed, in the way and in the manner set forth in Appendix B to this Agreement, to accompany and monitor implementation of the Project planning and engineering. It is agreed that the accompaniment and monitoring to be implemented by the DSPC or any other entity on behalf of the State will not serve to derogate from DSW’s undertakings by virtue of this Agreement or to impose any undertaking or liability whatsoever on the State, either directly or indirectly, beyond those undertaken expressly in this Agreement.

6.5             DSW will act in a fully transparent manner and in cooperation with an accountant or other professional examiner on behalf of the State, who will be entitled to conduct an examination of any financial transaction connected with implementation of the Project, including examining the reports submitted by DSW, in accordance with that stated in section 4.2.

7.              Royalties

7.1             DSW hereby agrees to raise the amount of the royalties to 10% for any quantity of Potassium chloride sold by the company in a given year in excess of 1,500,000 tons. A change in the royalties as stated will apply to a sale in excess of 3,000,000 tons a year, beginning on January 1, 2010, and in excess of 1,500,000 tons a year beginning on

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Accountant General’s Division	Dead Sea Works Ltd.
Ministry of Finance	/s/ Noam Goldstein
/s/ Avi Gabai

January 1, 2012. The complaint in the arbitration that is currently underway in the matter of the royalties will be amended accordingly.

7.2             If legislation is passed that will change the specific fiscal policy in connection with profits or royalties arising from the mining of minerals at the Dead Sea, including their commercial exploitation (either directly by the State or as a result of the initiatives of others), after the law becomes effective, DSW’s agreement pursuant to section 7.1 of this Agreement will not apply with regard to the period in which additional tax is collected as stated in that legislation. If the aforementioned comes to pass, the subject of raising the royalties that was removed from arbitration due to this agreement will be returned to the arbitration process and will be deliberated in that framework and the two parties will be entitled, in this matter, to make any claim that they could make prior to the signing of the agreement.

8.              Miscellaneous

8.1             Is clarified that nothing in the aforementioned will serve to impair the discretion of the planning institutions in accordance with their powers pursuant to the provisions of the law and all matters requiring the approval of the planning institutions are subject to provision of the required approvals from the relevant planning institutions and pursuant to any law.

8.2             All the fixed tangible assets that will belong to DSW at the end of the franchise, which served it at the time stated for the purpose of implementing the salt harvest and for which the State participated in the funding in the framework of this Agreement, will be deemed fixed tangible assets that will come under the ownership of the State as stated in section 24 of the franchise deed, however, for these assets the Government will pay only 90% of the amount of the payment pursuant to said section.

8.3             For the duration of the entire period of implementing the work, DSW must take out and maintain insurance at its own expense, as follows:

“Third party legal liability” insurance with a limit of liability of at least NIS 100 million for one event and for the period of the insurance.

“Employers’ liability” insurance with a limit of liability of at least NIS 40 million for one employee, for one event and for the period of the insurance.

The name of the insured will be extended to include the State and those acting on its behalf, and the contractors and subcontractors.

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Accountant General’s Division	Dead Sea Works Ltd.
Ministry of Finance	/s/ Noam Goldstein
/s/ Avi Gabai

The policy will include an explicit clause whereby the insurance will be primary and will proceed any other insurance taken out by the State or in its favor.

The policy will include an explicit clause whereby the insurance will not be canceled and will not be reduced unless the insurer gives the State, through DSW, written notification by registered mail 60 days in advance of the date of the cancellation or reduction.

It should be noted that taking out the insurance policies or part thereof will not serve to reduce DSW’s liability pursuant to this Agreement or pursuant to law.

DSW must fulfill the conditions of all the insurance policies taken out pursuant to this section 8.3, it must notify the insurer and the State in writing of the occurrence of a substantive damage event, cooperate with the State for the purpose of preserving and exercising the rights of the State thereunder, extend the insurance policies each time and as required, so that they will be in effect during the entire period of the work (including if they are extended).

8.4             DSW undertakes that the entire Project will be insured at its expense and the cost of the insurance will constitute part of the cost of the Project. The cost of the insurance appears as an expense component in the framework of Appendix A to this Agreement.

8.5             That stated in this Agreement does not cancel previous agreements between the parties, unless another specific arrangement in the same matter is set forth in this Agreement. In any conflict between this Agreement and previous agreements between the parties, the provisions of this Agreement will control.

In witness whereof we affix our signatures:

[stamp] Avi Gabai	[stamp] Dead Sea Works Ltd.
Senior deputy accountant general
/s/ Avi Gabai	/s/ Dani Chen
/s/ Michal Abadi-Boiangiu	/s/ Noam Goldstein
The Government	Dead Sea Works Ltd.

Appendix A to detailed agreement dated              between the Government of Israel and the Dead Sea Works (the Agreement)

Components of the full harvest

1.              The salt harvest Project set forth in sections 3.1 of the Agreement encompasses all the following components and any additional or other component that will enable the planning, establishment, operation and effective functioning of the Project, which includes both the investment and the current expenses up to the end of the franchise period.

2.              List of the components:

•                  System for excavating, mining, gathering, conveying and stacking the salt in a pool 5.

•                  System of infrastructures supporting pool 5.

•                  System for stacking the salt.

•                  Operational and emergency terminal for gathering and concentrating the salt.

•                  System for conveying the salt from pool 5 to the site of its final unloading in the northern lake.

•                  System for conveying, removing and burying the salt in the northern lake, including the supporting infrastructures.

•                  Accompanying infrastructures, including electricity and civil works.

•                  Monitoring and control systems.

•                  Area/s for operations, maintenance, support, command and control systems.

•                  Statutory matters.

3.              DSW, as the entity implementing the Project, may transfer amounts included in Appendix A of the Government’s resolution, from section to section, from investments to current and vice versa, it may replace items of equipment appearing in said appendix with other items and it may substitute equipment with the receipt of services, all on condition that the State’s participation in funding the Project as a result of these transfers or replacements will not exceed the amount of its participation required by the provisions of this Agreement.

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Accountant General’s Division	Dead Sea Works Ltd.
Ministry of Finance	/s/ Noam Goldstein
/s/ Avi Gabai

Appendix B to detailed agreement dated              between the Government of Israel and the Dead Sea Works (the Agreement)

Accompaniment

1.              Separate bookkeeping by DSW

DSW will implement the bookkeeping for the Project as a separate operations center (profit and loss center). As a rule, bills or invoices from contractors or suppliers will refer only to the Project. If, in addition to the Project, a bill or invoice also refers to work that is not for the Project, DSW will make a distinction enables the identification of the expense that belongs to the Project.

2.              Periodic reports

During the period from the beginning of the Project until the time at which the level of the water in pool 5 is stabilized in the framework of the Project (hereinafter — the Establishment Period), DSW will provide the DSPC, within 30 days from the end of each quarter, with a written report (hereinafter — the Periodic Report), which will also include the following details: (the format of the Periodic Report will be agreed between the parties and will serve for the purpose of preparing and submitting the Periodic Report):

(a)               Schedules.

(b)               Monitoring of expenses (with regard to both investments and current expenses).

(c)                A general review of the Project relating to the quarter for which the Periodic Report is submitted, including pivotal decisions made in connection with the Project during the period of the report, significant engagements, the state of the various aspects of the Project’s planning (engineering, statutory, techno-economic) at the end of the period and so forth.

3.              Annual reports

3.1             By October 31st of each year, and as long as the State is participating in the Project funding, DSW will submit to the State a forecast of expenses for the next calendar year.

3.2             In the period after the Establishment Period and as long as the State is participating in the Project funding, Periodic Reports will be submitted up to 45 days from the end of each calendar year, including the monitoring of current expenses and investments.

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Accountant General’s Division	Dead Sea Works Ltd.
Ministry of Finance	/s/ Noam Goldstein
/s/ Avi Gabai

4.              Meetings

From time to time, at the request of the DSPC, or DSW and as agreed between them, and no less than once a quarter, meetings will be held between representatives of the DSPC and DSW in order to discuss various aspects connected with the Project and tangential projects which have common infrastructures or which affect each other on some level, including engineering and statutory. One of the goals of said meetings will be to discuss the Periodic Reports. Another goal will be to discuss common issues (such as, but not only, engineering, statutory and scheduling issues) in the various works in the framework of the Project, the interim preservation project and the shoreline preservation project, and to achieve maximum streamlining in the coordination that will be required between the various projects and also in order to prevent a situation in which a particular project delays the progress of another project.

5.              Perusal of documents

A representative of the DSPC will be entitled to peruse various documents located at the DSW offices, which relate to the Project. If, for the purpose of the accompaniment and monitoring set forth in this Agreement, the physical holding of documents will be required, the DSPC will be entitled to photocopy them and make use of them solely for the purpose of fulfilling its duties. The documents that will be photocopied or transferred on magnetic media will be deemed to be loaned to the DSPC and to belong to DSW, and will be returned to DSW after use. To preclude doubt, it is hereby clarified that the permission to photocopy as stated does not include permission for mass photocopying of all the documents.

When the DSPC representative arrives at the DSW offices for the purpose of perusing the documents, he will be allocated a work area with access to a computer, however, it is clarified that material from the Computer will not be transmitted to any entities.

6.              Visits to the work sites

After, and pursuant to, advance coordination with DSW, the DSPC may send representatives to visit the work sites of the Project in the franchise area and ascertain the existence of equipment that was purchased and the rate of progress of work that is connected with the Project and other aspects connected with the Project. DSW undertakes to enable visits as stated within 14 days of the date of such requests by the DSPC.

7.              DSW — DSPC interface with the planning institutions

7.1             Requests by DSW regarding additional costs due to requirements of planning institutions, which deviate from that stated in Appendix A, will be submitted to the DSPC by DSW together with the relevant material in support of the request.

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Accountant General’s Division	Dead Sea Works Ltd.
Ministry of Finance	/s/ Noam Goldstein
/s/ Avi Gabai

7.2             DSW agrees that in accordance the request of the DSPC, a three-way meeting will be convened with the participation of DSW, the DSPC and the CNI.

8.              Questions and requests for explanations

Once each quarter, the DSPC may submit questions in writing to DSW in connection with the Project, including in connection with issues arising from other projects that are connected with, or affect, the Project, and DSW will respond to them in writing within 14 days. In urgent cases only, the explanation for the urgency of which will be submitted to DSW by the DSPC in a written notification, the DSPC can submit additional questions outside the times set forth above.

9.              Clarification

It is clarified that the DSPC does not have the authority to instruct, influence, intervene or give directions to DSW in connection with the planning or implementation of the Project, or any other matter connected thereto and the implementation thereof.

10.       Confidentiality

Information that the DSPC will receive from DSW with regard to the Project, and information with regard to the Project that the State or anyone on its behalf will receive, will be deemed confidential information (subject to that stated below) and it will be kept confidential by the party in possession of said information.

The provision of information as stated by the DSPC to outside parties engaged thereby in the context of the Project, if any (hereinafter — the Outside Entity), is conditional upon the following: (I) that the DSPC has determined that its provision is necessary and it is not sufficient that the Outside Entity study it at the offices of the DSPC, and (II) that the Outside Entity sign an undertaking vis-à-vis DSW to maintain the confidentiality and not to use that information for any purpose other than the purpose for which it was given. The text of the aforementioned undertaking will be agreed in advance between DSW and the DSPC. Said text will contain a provision whereby the Outside Entity will return or transfer to DSW the means on which the information is stored (including documents) which contain the relevant information or any part thereof, immediately upon completion of its study thereof for the purpose for which it was given. In any case, it is clarified that the means on which the information is stored will be given to the Outside Entity as a loan for the purpose of a defined goal connected with the DSPC’s duties in the matter of the Project.

No information as stated will be given to an External Entity before DSW receives an undertaking, duly signed by the former, to maintain confidentiality and not to use the information, in the wording to be agreed as stated.

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Accountant General’s Division	Dead Sea Works Ltd.
Ministry of Finance	/s/ Noam Goldstein
/s/ Avi Gabai

An undertaking to maintain confidentiality and not to use the information as stated will not apply to information that is public knowledge at the time of the signing of this Agreement or that will become so afterwards, not as a result of the action or inaction of the DSPC or anyone on its behalf, or of anyone for whom or on behalf of whom the DS PC is acting or anyone on its behalf.

11.       General — cooperation

In addition, and without derogating from that stated above, DSW and the DSPC will cooperate with one another in the way and in the manner on which they will decide from time to time, with the aim of advancing the Project in an efficient and continuous manner.

12.       Interpretations

For the purpose of that stated in this Appendix, a quarter means any period of 3 (three) months: January — March; April — June; July — September; October — December; of each calendar year.

A year means a calendar year.

That stated is subject to the following: that the first-quarter will begin on the date agreed between the parties and will end at the end of the period of the three relevant months, even if it is shorter than three months; that the first year will begin on the date to be agreed between the parties and will end on December 31                                                afterwards, even if it involves a period of less than 12 months.

13.       General

To preclude doubt, it is clarified that everything stated in this Appendix (including documents that will be transferred in the framework of the harvest agreement and the subject of confidentiality) applies solely to the matter of the harvest agreement and nothing in these agreements will change the undertakings of DSW and the State in the framework of the franchise deed.

Date of signing

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Accountant General’s Division	Dead Sea Works Ltd.
Ministry of Finance	/s/ Noam Goldstein
/s/ Avi Gabai

Appendix C to detailed agreement dated           between the Government of Israel and the Dead Sea Works (the Agreement)

Principles of Level Measurement

The method of measuring the level in the pool will be as follows:

1.              The level of the pool will be measured in a manner that will not include the effect of the waves and the flooding.

2.              The measurement point will be on the West Bank opposite the Crowne Plaza hotel. DSW has installed its a system for measuring and transmitting data at the site, which will be approved by the DSPC.

3.              The measurement will be continuous with an ultrasonic level gauge and continuous transmission of data.

4.              The measurement device will be calibrated at least twice a year, and at any time demanded by the DSPC, by a qualified surveyor to be agreed upon by DSW and the DSPC.

5.              The data will be transferred to the DSPC continuously.

6.              A deviation of up to 10 cm for a period of up to one week and up to three times a year will not be deemed a breach of the Agreement.

[stamp]	[stamp]
Accountant General’s Division	Dead Sea Works Ltd.
Ministry of Finance	/s/ Noam Goldstein
/s/ Avi Gabai